UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2005

Captiva Software Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22292	77-0104275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10145 Pacific Heights Boulevard, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-1000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Acceleration of Unvested Out of the Money Options

On February 15, 2005, we issued a press release announcing that the Board of Directors had accelerated the vesting of certain unvested options awarded to certain employees and officers under certain of our stock option plans. The affected options are those which had exercise prices greater than $11.51 per share, the closing price of our common stock on February 9, 2005, the day before the Board action and the effective date of acceleration of vesting. In connection with this acceleration, options to purchase approximately 500,000 shares of our common stock that would otherwise have vested over the next 39 months became fully vested. As a result of this action, we expect to reduce compensation expense totaling approximately $2.2 million that would otherwise be recognized beginning July 1, 2005 and continuing for approximately four years, based on estimated value calculations using the Black-Scholes methodology. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

2005 Executive Compensation Plan

On February 9, 2005, the Compensation Committee of the Board of Directors adopted our 2005 Executive Compensation Plan (the “Plan”), which provides for compensation consisting of a base salary and target bonus amount, and, in the case of certain sales executives, a target override amount, based on the achievement of certain individual and company performance objectives. A summary of the Plan is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01. Financial Statements Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press release dated February 15, 2005.

99.2	Summary Description of Captiva Software Corporation 2005 Executive Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTIVA SOFTWARE CORPORATION

By:	/s/ Rick Russo
Rick Russo Chief Financial Officer

Date: February 15, 2005

INDEX TO EXHIBITS

99.1	Press release dated February 15, 2005.

99.2	Summary Description of Captiva Software Corporation 2005 Executive Compensation Plan.